UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

The Hartford Financial Services Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies: ☐

(2) Aggregate number of securities to which transaction applies: ☐

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ☐

(4) Proposed maximum aggregate value of transaction: ☐

(5) Total fee paid: ☐

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed: ☐

The following is the text of a memorandum published on the registrant’s intranet website beginning April 7, 2006.

*****

Employee Reminder Regarding Proxy Voting Materials

To:	All Employees of The Hartford
From:	Rick Costello, Vice President and Corporate Secretary
Date:	April 7, 2006
Re:	Important Reminder about Proxy Voting Materials

In preparation for our Annual Shareholder Meeting on May 17, 2006, shareholders of The Hartford will soon receive by mail the company’s proxy voting materials, which include copies of the 2005 Annual Report, the 2006 Notice of Annual Meeting of Shareholders and Proxy Statement and proxy voting cards. A significant number of our employees are shareholders of The Hartford.

I would like to draw your attention to two important points regarding these proxy voting materials:

We strongly encourage you to vote.

The 2006 Notice of Annual Meeting of Shareholders and Proxy Statement provide details about the issues to be voted on at this year’s Annual Shareholder Meeting. By reviewing the materials and using the accompanying proxy voting card or voting instruction form, as applicable, to submit your votes, you are assured that your voice is heard on these important company matters.

For your convenience, you can vote by mail, phone or over the Internet.

You may receive more than one set of proxy voting materials.

Some of you may receive more than one set of proxy voting materials because you have acquired company stock through multiple channels – through The Hartford Employee Stock Purchase Plan (ESPP), through one of the company’s other plans, or through a market purchase.

If you receive more than one set of proxy voting materials, you must vote each proxy card and voting instruction form that you receive in order to vote all of your shares. Please be sure to vote all of your shares.

Please be sure to check your mail at home for these important packages. In the meantime, you can view The Hartford’s 2005 Annual Report and 2006 Notice of Annual Meeting of Shareholders and Proxy Statement online at www.thehartford.com or by clicking here.

Thank you for your support and participation.